PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

AMERICAN COMMUNITY BANCSHARES, INC. ANNOUNCES

A QUARTERLY EARNINGS INCREASE OF ONE HUNDRED

TWENTY-NINE PERCENT

October 22, 2007. Charlotte, North Carolina: American Community Bancshares, Inc. (NASDAQ Stock Market: ACBA), the holding company for American Community Bank, announced unaudited earnings for the three months ended September 30, 2007 of $1,400,000, a 129.1% increase from unaudited earnings for the same period in 2006. Earnings for the third quarter 2007 were positively impacted by a $24.2 million increase in average earning assets. The Company continued to show a solid net interest margin at 4.22% for the quarter ended September 30, 2007 although it decreased slightly from 4.25% in 2006. Diluted earnings per share increased to $0.21 per share for the three months ended September 30, 2007 from $0.09 per share for the same period in 2006. The annualized return on average assets for the three months ending September 30, 2007 was 1.11% with a return on average equity of 10.28% as compared to 0.52% and 4.59%, respectively for the same period in 2006.

Earnings in the third quarter were also positively impacted as the Company recorded a $1,374,000 decrease in its provision for loan losses for the quarter ended September 30, 2007 as compared to the same period in 2006. The provision for loan losses for the third quarter of 2006 was primarily related to losses in the Bank’s discontinued leasing portfolio. Since that time, the leasing portfolio has paid down to a balance of approximately $4.9 million at September 30, 2007 from $10.0 million at September 30, 2006. In addition, nonperforming loans and leases (defined as non-accrual loans and leases plus loans and leases 90 days delinquent and still accruing) decreased 55.2% to a balance of $1.4 million at September 30, 2007 from a balance of $3.1 million at September 30, 2006. Nonperforming loans and leases as a percentage of total loans decreased to 0.37% at September 30, 2007 from 0.84% at September 30, 2006.

Unaudited earnings for the nine months ended September 30, 2007 were $3,908,000 or a 37.1% increase over unaudited earnings for the nine months ended September 30, 2006 of $2,850,000. Earnings per share (diluted) for the nine months ended September 30, 2007 increased to $0.56 compared to $0.40 for the nine months ended September 30, 2006. The annualized return on average assets for the nine months ending September 30, 2007 was 1.06% with a return on average equity of 9.47% as compared to 0.83% and 7.29%, respectively for the same period in 2006.

Randy P. Helton, President and Chief Executive Officer commented, “The third quarter of 2007 showed significant earnings improvement over the same quarter of 2006 as our Bank showed positive increases in our return on assets and return on equity. Despite a challenging bank environment, the Bank continues to have good asset quality and a strong net interest margin. In addition, we continue to effectively manage our capital levels through the repurchase of approximately 475,000 shares of our stock during the third quarter. As always, our employees strive to focus on building long term shareholder value and being an integral part of the communities we serve.”

American Community Bancshares, Inc., headquartered in Charlotte, North Carolina is the holding company for American Community Bank. American Community Bank is a full service community bank headquartered in Monroe, North Carolina with nine North Carolina offices located in two of the fastest growing counties in North Carolina – Mecklenburg and Union. It also has four offices located in York and Cherokee Counties in South Carolina. American Community Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. The website for American Community Bancshares, Inc. is www.americancommunitybank.com. Its stock is traded on the NASDAQ National Market under the symbol “ACBA”. For more information contact: Stephanie Helms, Shareholder Relations or Dan Ellis, Chief Financial Officer at (704) 225- 8444.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in American Community Bancshares’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

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American Community Bancshares, Inc.
(Amounts in thousands except share and per share data)
(Unaudited) Consolidated Balance Sheet
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006 (a)	September 30, 2006
Assets
Cash and due from banks	$15,684	$17,989	$17,977	$19,950	$15,268
Interest-earning deposits with banks	5,484	11,481	14,381	17,295	11,357
Investment securities	79,043	74,012	59,946	65,192	66,239

Loans	373,309	381,415	375,395	370,431	368,020
Allowance for loan losses	(5,374)	(5,543)	(5,472)	(5,628)	(5,987)

Net loans	367,935	375,872	369,923	364,803	362,033

Accrued interest receivable	2,922	2,615	2,751	2,938	2,811
Bank premises and equipment	8,746	8,927	9,046	9,105	9,286
Foreclosed real estate	25	25	25	195	283
Non-marketable equity securities at cost	2,119	2,119	1,819	1,879	2,187
Goodwill	9,838	9,838	9,838	9,838	9,838
Other assets	3,232	2,803	3,302	3,463	4,112

Total assets	$495,028	$505,681	$489,008	$494,658	$483,414

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$54,805	$58,453	$62,414	$61,735	$58,806
Interest bearing	342,574	349,013	333,576	339,402	327,758

Total deposits	397,379	407,466	395,990	401,137	386,564

Borrowings	43,533	40,984	34,934	37,085	41,556
Accrued expenses and other liabilities	1,649	1,272	1,797	1,368	1,480

Total liabilities	442,561	449,722	432,721	439,590	429,600

Total stockholders’ equity	52,467	55,959	56,287	55,068	53,814

Total liabilities and stockholders’ equity	$495,028	$505,681	$489,008	$494,658	$483,414

Ending shares outstanding	6,502,288	6,961,236	7,020,343	7,008,081	6,963,663
Book value per share	$8.07	$8.04	$8.02	$7.86	$7.73

Average Balances:
Loans	$372,407	$373,741	$369,191	$360,877	$361,216
Earning assets	460,577	460,615	444,022	450,244	436,391
Total assets	501,961	496,220	487,791	491,385	474,706
Interest-bearing deposits	346,820	341,627	331,231	332,523	312,189
Stockholders’ equity	54,041	56,236	55,752	54,599	53,364

(a)	Derived from audited consolidated financial statements, except average balance data

American Community Bancshares, Inc.
Consolidated Income Statements
(Amounts in thousands except share and per share data)
(Unaudited)
Three months ended	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
Total interest income	$9,070	$8,921	$8,698	$8,754	$8,320
Total interest expense	4,225	4,001	3,899	3,898	3,646

Net interest income	4,845	4,920	4,799	4,856	4,674

Provision for loan losses	156	231	183	143	1,530

Net interest income after provision for loan loss	4,689	4,689	4,616	4,713	3,144

Non-interest income
Service charges on deposit accounts	617	608	581	615	615
Mortgage banking operations	70	93	80	81	84
Realized gains on sale of securities	2	—	17	—	35
Gain (loss) on economic hedge	138	(67)	11	—	—
Other	134	88	118	99	128

Total non-interest income	961	722	807	795	862

Non-interest expense
Salaries and employee benefits	1,768	1,743	1,658	1,577	1,513
Occupancy and equipment	560	564	565	570	560
Other than temporary impairment	—	—	76	—	—
Other	1,121	1,175	1,103	1,114	1,032

Total non-interest expense	3,449	3,482	3,402	3,261	3,105

Income before income taxes	2,201	1,929	2,021	2,247	901
Provision for income taxes	801	707	735	822	290

Net income	$1,400	$1,222	$1,286	$1,425	$611

Net income per share
Basic	$0.21	$0.18	$0.18	$0.20	$0.09
Diluted	$0.21	$0.17	$0.18	$0.20	$0.09

Weighted average number of shares outstanding
Basic	6,635,709	6,978,724	7,008,971	6,993,838	6,929,474
Diluted	6,799,753	7,140,680	7,176,577	7,191,755	7,173,914

Return on average equity	10.28%	8.81%	9.36%	10.35%	4.59%
Return on average assets	1.11%	1.00%	1.05%	1.15%	0.52%

Net interest margin	4.22%	4.28%	4.38%	4.28%	4.25%
Efficiency ratio	59.40%	61.72%	60.68%	56.91%	56.09%

Allowance for loan losses to total loans	1.44%	1.45%	1.46%	1.52%	1.63%
Net charge-offs to avg loans (annualized)	0.35%	0.17%	0.37%	0.60%	0.63%
Nonperforming loans to total loans	0.37%	0.40%	0.41%	0.57%	0.84%
Nonperforming assets to total assets	0.29%	0.31%	0.32%	0.47%	0.71%